                                                                                           Exhibit 99.1

News Release

                 Contact:
                 Linda McNeill,
                 Investor Relations
                 (713) 267-7622

BRISTOW GROUP ANNOUNCES DEPARTURE

OF ELIZABETH BRUMLEY, CHIEF FINANCIAL OFFICER

HOUSTON, June 8, 2010 – Bristow Group Inc. (NYSE: BRS), a leading provider of helicopter services to the offshore energy industry, today announced that Elizabeth D. Brumley, Vice President, Finance and Chief Financial Officer, will be departing the employ of the Company. Ms. Brumley has agreed to remain with Bristow in her present capacities through June 15, 2010. The Company’s Board of Directors has appointed William E. Chiles, President and Chief Executive Officer, as Chief Financial Officer until a replacement is named.

William E. Chiles, President and Chief Executive Officer of Bristow Group, stated, “We are grateful to Liz for her significant contributions to Bristow for the past five years and we all wish her great success in her future endeavors.”

The Company has commenced a search for a replacement with a national executive recruiting firm.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is a leading provider of helicopter services to the worldwide offshore energy industry and one of two helicopter service providers to the offshore energy industry with global operations.  Through its subsidiaries, affiliates and joint ventures, the Company has significant operations in most major offshore oil and gas producing regions of the world, including the North Sea, Nigeria, the U.S. Gulf of Mexico, Australia and Latin America.  For more information, visit the Company’s website at www.bristowgroup.com.
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